Exhibit 20.03
                                                                 -------------
Price Waterhouse LLP



                        Report of Independent Accountants
                       Uniform Single Attestation Program
                              for Mortgage Bankers



March 13, 1997

To the Board of Directors and Stockholders of The Chase Manhattan Bank

We have examined management's assertion about the Chase Commercial Mortgage Banking Group's (CCMB), a unit of The Chase Manhattan Bank, compliance with the minimum servicing standards applicable to commercial mortgage loan servicing as identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 1996, included in the accompanying management assertion. Management is responsible for CCMB's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about CCMB's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about CCMB's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CCMB's compliance with the minimum servicing standards.

In our opinion, management's assertion that CCMB complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996, described in the accompanying management assertion, is fairly stated, in all material respects.


/s/ Price Waterhouse LLP

                                                         March 13, 1997


Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036


Gentlemen:

As of and for the year ended December 31,1996, Chase Commercial Mortgage Banking Group (CCMB), a unit of The Chase Manhattan Bank, has complied in all material respects with the minimum servicing standards applicable to commercial mortgage loan servicing set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program For Mortgage Bankers. As of and for this same period, CCMB had in effect a fidelity bond in the amount of $200,000,000 and errors and omissions policy in the amount of $25,000,000.



                                          /s/Patricia A. Micka
                                          ------------------------------------
                                          Patricia A. Micka, Managing Director
                                          The Chase Manhattan Bank


                                            /s/Janice M. Smith
                                            ----------------------------------
                                           Janice M. Smith, Vice President
                                           The Chase Manhattan Bank


                                         /s/William T. Barry
                                         -------------------------------------
                                         William T. Barry, Vice President
                                            The Chase Manhattan Bank